SCHEDULE 14A

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE
SECURITIES EXCHANGE ACT OF 1934

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Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Materials Under Rule 14a-12

CytRx Corporation

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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11726 San Vicente Boulevard, Suite 650
Los Angeles, California 90049
June 7, 2005
Dear Stockholder:
      You are cordially invited to attend the 2005 Annual Meeting of Stockholders of CytRx Corporation. The meeting will be held at the Hotel Bel Air, 701 Stone Canyon Road, Los Angeles, California, at 10:00 A.M., local time, on Monday, July 18, 2005.
      The Notice of Meeting and the Proxy Statement on the following pages cover the formal business of the meeting, which includes three items to be voted on by the stockholders. At the Annual Meeting, I will also report on CytRx’s current operations and will be available to respond to questions from stockholders.
      Whether or not you plan to attend the meeting, it is important that your shares be represented and voted at the meeting. You are urged, therefore, to complete, sign, date and return the enclosed proxy card (or use telephone or internet voting procedures, if offered by your broker), even if you plan to attend the meeting.
      I hope you will join us.

Sincerely,

Steven A. Kriegsman
President and Chief Executive Officer

11726 San Vicente Boulevard, Suite 650
Los Angeles, California 90049
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held On July 18, 2005
       Notice is hereby given to the holders of common stock, $.001 par value per share, of CytRx Corporation that the Annual Meeting of Stockholders will be held on Monday, July 18, 2005 at the Hotel Bel Air, 701 Stone Canyon Road, Los Angeles, California, at 10:00 A.M., local time, for the following purposes:

(1) To elect three directors to serve until the 2008 Annual Meeting of Stockholders;

(2) To approve an amendment to the CytRx Corporation Restated Certificate of Incorporation to increase the authorized number of shares of common stock from 100,000,000 to 125,000,000;

(3) To ratify the selection of BDO Seidman, LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2005; and

(4) To transact such other business as may properly come before the Annual Meeting or any postponement or adjournment thereof.
      Only those stockholders of record at the close of business on May 24, 2005 are entitled to notice of and to vote at the Annual Meeting or any postponement or adjournment thereof. A complete list of stockholders entitled to vote at the Annual Meeting will be available at the Annual Meeting.

By Order of the Board of Directors,

Benjamin S. Levin
Corporate Secretary
June 7, 2005
WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING, PLEASE COMPLETE, SIGN, DATE, AND RETURN THE ENCLOSED PROXY PROMPTLY IN THE ENCLOSED BUSINESS REPLY ENVELOPE (OR USE TELEPHONE OR INTERNET VOTING PROCEDURES, IF AVAILABLE THROUGH YOUR BROKER). IF YOU ATTEND THE ANNUAL MEETING YOU MAY, IF YOU WISH, REVOKE YOUR PROXY AND VOTE IN PERSON.

11726 San Vicente Boulevard, Suite 650
Los Angeles, California 90049
To Be Held July 18, 2005
PROXY STATEMENT
      This Proxy Statement is furnished to holders of common stock, $.001 par value per share, of CytRx Corporation, a Delaware corporation, in connection with the solicitation of proxies by our Board of Directors for use at our 2005 Annual Meeting of Stockholders to be held at the Hotel Bel Air, 701 Stone Canyon Road, Los Angeles, California, at 10:00 A.M., local time, on Monday, July 18, 2005, and at any postponement or adjournment thereof.
      This Proxy Statement and the accompanying proxy card are first being mailed to our stockholders on or about June 16, 2005.
What is the purpose of the Annual Meeting?
      At the Annual Meeting, stockholders will act upon the matters outlined in the attached Notice of Meeting and described in detail in this Proxy Statement, which are the election of directors, the approval of an amendment to our Restated Certificate of Incorporation and the ratification of our appointment of independent accountants. In addition, management will report on our performance during fiscal 2004 and respond to questions from stockholders.
Who is entitled to vote at the Annual Meeting?
      Only stockholders of record at the close of business on May 24, 2005 will be entitled to notice of, and to vote at, the Annual Meeting or any adjournment or postponement thereof.
What are the voting rights of the holders of our common stock?
      Holders of our common stock are entitled to one vote per share with respect to each of the matters to be presented at the Annual Meeting. The affirmative vote of a majority of the votes cast at the Annual Meeting, provided a quorum is present, will be required for ratification of our appointment of independent accountants. Approval of the amendment to our Restated Certificate of Incorporation will require the affirmative vote of the holders of a majority of the outstanding shares of common stock. With regard to the election of directors, the three nominees receiving the greatest number of votes cast will be elected.
      Abstentions and broker non-votes will not be counted as votes cast and, therefore, will have no effect on the outcome of the matters presented at the Annual Meeting other than the approval of the amendment to our Restated Certificate of Incorporation. With respect to this proposal, abstentions and broker non-votes will have the same effect as votes against the proposal.
What constitutes a quorum?
      Our Bylaws provide that the presence, in person or by proxy, at our Annual Meeting of the holders of a majority of outstanding shares of our common stock will constitute a quorum.
      For the purpose of determining the presence of a quorum, proxies marked “withhold authority” or “abstain” will be counted as present. Shares represented by proxies that include so-called broker non-votes also will be counted as shares present for purposes of establishing a quorum. On the record date, there were 57,540,721 shares of our common stock issued and outstanding.

What are the Board’s recommendations?
      Unless you give other instructions on your proxy card, the persons named as proxy holders on the proxy card will vote in accordance with the recommendations of our Board of Directors. The recommendations of our Board of Directors are set forth together with the description of each Proposal in this Proxy Statement. In summary, our Board of Directors recommends a vote:

•	“FOR” election of the directors named in this Proxy Statement as described in Proposal I;

•	“FOR” approval of the amendment to our Restated Certificate of Incorporation as described in Proposal II; and

•	“FOR” ratification of the appointment of BDO Seidman, LLP as our independent registered public accounting firm for fiscal 2005 as described in Proposal III.
Proxies
      If the enclosed proxy card is executed, returned in time and not revoked, the shares represented thereby will be voted at the Annual Meeting and at any postponement or adjournment thereof in accordance with the directions indicated on the proxy card. IF NO DIRECTIONS ARE INDICATED, PROXIES WILL BE VOTED “FOR” ALL PROPOSALS DESCRIBED IN THIS PROXY STATEMENT AND, AS TO ANY OTHER MATTERS PROPERLY BROUGHT BEFORE THE ANNUAL MEETING OR ANY POSTPONEMENT OR ADJOURNMENT THEREOF, IN THE SOLE DISCRETION OF THE PROXIES.
      A stockholder who returns a proxy card may revoke it at any time prior to its exercise at the Annual Meeting by (i) giving written notice of revocation to our Corporate Secretary, (ii) properly submitting to us a duly executed proxy bearing a later date, or (iii) appearing at the Annual Meeting and voting in person. All written notices of revocation of proxies should be addressed as follows: CytRx Corporation, 11726 San Vicente Boulevard, Suite 650, Los Angeles, California 90049, Attention: Corporate Secretary.

PROPOSAL I
ELECTION OF DIRECTORS
      Pursuant to our Bylaws, our Board of Directors has fixed the number of our directors at seven. Our Restated Certificate of Incorporation and Bylaws provide for the classification of these directors into three classes, with each class to consist as nearly as possible of an equal number of directors. One class of directors is to be elected at each annual meeting of stockholders to serve for a term of three years.
      The term of the three directors in Class II expires at the Annual Meeting. The Board of Directors has nominated the incumbent Class II directors, Messrs. Steven A. Kriegsman, Marvin R. Selter and Richard L. Wennekamp, for reelection as the Class II directors to serve until the 2008 Annual Meeting of Stockholders and until their successors are duly elected and qualified.
      The following is information concerning the nominees for election, as well as the directors whose terms of office will continue after the Annual Meeting. Each director’s age is indicated in parentheses after his name.
Current Nominees
      We believe that the nominees will be available and able to serve as directors. In the event that a nominee is unable or unwilling to serve, the proxy holders will vote the proxies for such other nominee as they may determine or vote for the balance of the nominees, leaving a vacancy.
Class II — Nominees to Serve as Director Until the 2008 Annual Meeting
      Steven A. Kriegsman (63) has been a director and our President and Chief Executive Officer since July 2002. He previously served as a director and the Chairman of Global Genomics since June 2000. Mr. Kriegsman is Chairman and founder of Kriegsman Capital Group LLC, a financial advisory firm specializing in the development of alternative sources of equity capital for emerging growth companies. Mr. Kriegsman has advised such companies as Closure Medical Corporation, Novoste Corporation, Miravant Medical Technologies, Maxim Pharmaceuticals and Supergen Inc. Mr. Kriegsman has a B.S. degree from New York University in accounting and completed the Executive Program in Mergers and Acquisitions at New York University, The Management Institute. Mr. Kriegsman serves as a director of Bradley Pharmaceuticals, Inc.
      Marvin R. Selter (77) has been a director since October 2003. He has been the President of CMS, Inc. since he founded that firm in 1968. CMS, Inc. is a national management consulting firm. Mr. Selter serves on the Executive Committee of the SFV Economic Alliance, is Chairman of the Valley Economic Development Center, is a member of the Business Tax Advisory Committee-City of Los Angeles, and is a member of the Small Business Board and Small Business Advisory Commission-State of California. He has served, and continues to serve, as a member of boards of directors of various hospitals, universities, private medical companies and other organizations. Mr. Selter attended Rutgers University and majored in Accounting and Business Administration.
      Richard L. Wennekamp (62) has been a director since October 2003. He has been the Senior Vice President-Credit Administration of Community Bank since October 2002. From September 1998 to July 2002, Mr. Wennekamp was an executive officer of Bank of America Corporation, holding various positions, including Managing Director-Credit Product Executive for the last four years of his 22-year term with the bank. From 1977 through 1980, Mr. Wennekamp was a Special Assistant to former President of the United States, Gerald R. Ford, and the Executive Director of the Ford Transition Office. Prior thereto, he served as Staff Assistant to the President of the United States for one year, and as the Special Assistant to the Assistant Secretary of Commerce of the U.S.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE NOMINEES FOR ELECTION AS DIRECTORS.

Continuing Directors
      The following is a description of the directors in Class I and Class III whose terms of office will continue after the Annual Meeting. A vacancy currently exists within our Class III directors as a result of the retirement of Alexander L. Cappello, a former Class III director, on June 21, 2004. Our Board of Directors may seek to fill this vacancy subsequent to the Annual Meeting.
Class III — Term Expiring at the 2006 Annual Meeting
      Max Link (64) has been a director since 1996. From March 2001 to October 2003, Dr. Link was Chairman and Chief Executive Officer of Centerpulse, Ltd. From May 1993 to June 1994, Dr. Link served as the Chief Executive Officer of Corange U.S. Holdings, Inc. (the holding company for Boehringer Mannheim Therapeutics, Boehringer Mannheim Diagnostics and DePuy International). From 1992 to 1993, Dr. Link was Chairman of Sandoz Pharma, Ltd. From 1987 to 1992, Dr. Link was the Chief Executive Officer of Sandoz Pharma and a member of the Executive Board of Sandoz, Ltd., Basel. Prior to 1987, Dr. Link served in various capacities with the United States operations of Sandoz, including President and Chief Executive Officer. Dr. Link also serves as a director of Access Pharmaceuticals, Inc., Alexion Pharmaceuticals, Inc., Cell Therapeutics, Inc., Celsion Corporation, Discovery Laboratories, Inc., Human Genome Sciences, Inc. and Protein Design Laboratories, Inc.
Class I — Term Expiring at the 2007 Annual Meeting
      Louis Ignarro, Ph.D. (64) has been a director since July 2002. He previously served as a director of Global Genomics since November 20, 2000. Dr. Ignarro serves as the Jerome J. Bezler, M.D. Distinguished Professor of Pharmacology in the Department of Molecular and Medical Pharmacology at the UCLA School of Medicine. Dr. Ignarro has been at the UCLA School of Medicine since 1985 as a professor, acting chairman and assistant dean. Dr. Ignarro received the Nobel Prize for Medicine in 1998. Dr. Ignarro received a B.S. in pharmacy from Columbia University and his Ph.D. in Pharmacology from the University of Minnesota.
      Joseph Rubinfeld, Ph.D. (72) has been a director since July 2002. He co-founded SuperGen, Inc. in 1991 and has served as its Chief Executive Officer and President and as a director since its inception until December 31, 2003. He resigned as Chairman Emeritus of SuperGen, Inc. on February 8, 2005. Dr. Rubinfeld was also Chief Scientific Officer of SuperGen from 1991 until September 1997. Dr. Rubinfeld is also a founder of, and currently serves as the Chairman and Chief Executive Officer of, JJ Pharma. Dr. Rubinfeld was one of the four initial founders of Amgen, Inc. in 1980 and served as a Vice President and its Chief of Operations until 1983. From 1987 until 1990, Dr. Rubinfeld was a Senior Director at Cetus Corporation and from 1968 to 1980, Dr. Rubinfeld was employed at Bristol-Myers Company, International Division in a variety of positions. Dr. Rubinfeld received a B.S. degree in chemistry from C.C.N.Y. and an M.A. and Ph.D. in chemistry from Columbia University.
Meetings of the Board of Directors and Committees
      Board of Directors. The property, affairs and business of CytRx are conducted under the general supervision and management of our Board of Directors as called for under the laws of Delaware and our Bylaws. Our Board of Directors has established a standing Audit Committee, Compensation Committee, and Nomination and Governance Committee.
      The Board of Directors held 12 meetings during 2004. Each director attended at least 75% of the total meetings of the Board during 2004, except for Louis Ignarro, Ph.D. Each director who served on a Committee of our Board of Directors also attended at least 75% of each Committee meeting during 2004. Board agendas include regularly scheduled sessions for the independent directors to meet without management present. In 2004, the independent directors met twice without management present.

      Our Board of Directors has determined that Messrs. Link, Rubinfeld, Selter and Wennekamp each are “independent” under the current independence standards of both the Nasdaq Stock Market and the Securities and Exchange Commission, or SEC, and have no material relationships with us (either directly or as a partner, shareholder or officer of any entity) that could be inconsistent with a finding of their independence as members of our Board of Directors or as the members of our Audit Committee. Our Board of Directors also has determined that Mr. Selter, one of the independent directors serving on our Audit Committee, is an “audit committee financial expert” as defined by SEC rules.
      The following table provides information concerning the current membership of our Board committees:

				Nominating and
	Class of	Audit	Compensation	Governance
Name	Directors(1)	Committee	Committee	Committee

Steven A. Kriegsman	II
Louis Ignarro, Ph.D.	I
Max Link	III	(2)		(4)
Joseph Rubinfeld, Ph.D.	I	(2)	(3)
Marvin R. Selter	II	(2)	(3)	(4)
Richard L. Wennekamp	II	(2)	(3)	(4)

(1)	Class II directors serve until the 2005 Annual Meeting of Stockholders, Class III directors serve until the 2006 Annual Meeting of Stockholders and Class I directors serve until the 2007 Annual Meeting of Stockholders. A vacancy currently exists within our Class III directors, which our Board of Directors may seek to fill subsequent to the Annual Meeting.

(2)	These directors constitute the members of our Audit Committee. Mr. Selter is the Chairman of the Committee.

(3)	These directors constitute the members of our Compensation Committee. Dr. Rubinfeld is the Chairman of the Committee.

(4)	These directors constitute the members of our Nomination and Governance Committee. Mr. Wennekamp is Chairman of the Committee.
      Audit Committee. The Audit Committee assists the Board of Directors in fulfilling its oversight responsibilities relating to:

•	The quality and integrity of our financial statements and reports.

•	The independent registered public accounting firm’s qualifications and independence.

•	The performance of our internal audit function and independent auditors.
      The Audit Committee reviews our financial structure, policies and procedures, appoints the outside independent registered public accounting firm, reviews with the outside independent registered public accounting firm the plans and results of the audit engagement, approves permitted non-audit services provided by our independent registered public accounting firm, reviews the independence of the auditors and reviews the adequacy of our internal accounting controls. The Audit Committee’s responsibilities also include oversight activities described below under the “Report of the Audit Committee.”
      The Audit Committee has discussed with the outside independent registered public accounting firm the auditors’ independence from management and CytRx, including the matters in the written disclosures required by the Independence Standards Board and considered the compatibility of permitted non-audit services with the auditors’ independence. A copy of the Audit Committee Charter is attached as Appendix A to this Proxy Statement.
      The Audit Committee held 21 meetings during 2004.

      Compensation Committee. The Compensation Committee is authorized to review and make recommendations to the full Board of Directors relating to the annual salaries and bonuses of our officers and to determine in it sole discretion all grants of stock options, the exercise price of each option, and the number of shares to be issuable upon the exercise of each option under our various stock option plans. The Committee also is authorized to interpret our stock option plans, to prescribe, amend and rescind rules and regulations relating to the plans, to determine the term and provisions of the respective option agreements, and to make all other determinations deemed necessary or advisable for the administration of the plans.
      The Compensation Committee held four meetings during 2004.
      Nomination and Governance Committee. The Nomination and Governance Committee assists our Board of Directors in discharging its duties relating to corporate governance and the compensation and evaluation of the Board. A copy of the Nomination and Governance Committee Charter is attached as Appendix B to this Proxy Statement. As indicated above with respect to service on our Audit Committee, our Board of Directors has determined that each of the current members of the Nomination and Governance Committee, Messrs. Link, Selter and Wennekamp, are “independent” under the current independence standards of the Nasdaq Stock Market.
      The principal responsibilities of the Nomination and Governance Committee include:

•	Overseeing our corporate governance practices and developing and recommending to our Board a set of Corporate Governance Guidelines.

•	Assisting the Board in identifying qualified director candidates, selecting nominees for election as directors at meetings of stockholders and selecting candidates to fill vacancies on our Board, and developing criteria to be used in making such recommendations.

•	Creating and recommending to our Board a policy regarding the consideration of director candidates recommended by stockholders and procedures for stockholders’ submission of nominees of director candidates.

•	Reviewing and recommending the compensation for non-employee directors and making recommendations to our Board for its approval.

•	Establishing criteria for our Board and for all committees (including the Nomination and Governance Committee) to use to evaluate their performance on an annual basis.

•	Overseeing developments related to corporate governance and advising our Board in connection therewith.
      The Nomination and Governance Committee has sole authority, in connection with the identification of qualified director candidates, to retain and terminate any search firm for such purpose (including the authority to approve any such firm’s fees and other retention terms). We do not currently employ an executive search firm, or pay a fee to any other third party, to locate qualified candidates for director positions.
      The Nomination and Governance Committee was established on March 16, 2004, and held four meetings during 2004.
      The Nomination and Governance Committee has not established any specific minimum qualifications for director candidates or any specific qualities or skills that a candidate must possess in order to be considered qualified to be nominated as a director.
      Qualifications for consideration as a director nominee may vary according to the particular areas of expertise being sought as a complement to the existing board composition. In making its nominations, our Nomination and Governance Committee generally will consider, among other things, an individual’s business experience, industry experience, financial background, breadth of knowledge about issues affecting our company, time available for meetings and consultation regarding company matters and other particular skills and experience possessed by the individual.

Stockholder Recommendations of Director Candidates
      A stockholder wishing to submit recommendations for director candidates for consideration by the Nomination and Governance Committee for election at an annual meeting of shareholders must do so in writing by December 15 of the previous calendar year. The written recommendation must include the following information:

•	A statement that the writer is a stockholder and is proposing a candidate for consideration.

•	The name and contact information for the candidate.

•	A statement of the candidate’s business and educational experience.

•	Information regarding the candidate’s qualifications to be a director.

•	The number of shares of our common stock, if any, owned either beneficially or of record by the candidate and the length of time such shares have been so owned.

•	The written consent of the candidate to serve as a director if nominated and elected.

•	Information regarding any relationship or understanding between the proposing stockholder and the candidate.

•	A statement that the proposed candidate has agreed to furnish us all information as we deem necessary to evaluate such candidate’s qualifications to serve as a director.
      As to the stockholder giving the notice, the written recommendation must state the name and address of the stockholder and the number of shares of our common stock which are owned beneficially or of record by the shareholder.
      Any recommendations in proper form received from stockholders will be evaluated in the same manner that potential nominees recommended by our Board members or management are evaluated.
Stockholder Nominations of Directors
      Our Bylaws specify the procedures by which stockholders may nominate director candidates directly, as opposed to merely recommending a director candidate to the Nomination and Governance Committee as described above. Any stockholder nominations must comply with the requirements of our Bylaws and should be addressed to: Corporate Secretary, CytRx Corporation, 11726 San Vicente Boulevard, Suite 650, Los Angeles, California 90049.
Stockholder Communication with Board Members
      Stockholders who wish to communicate with our Board members may contact us by telephone, facsimile or regular mail at our principal executive office. Written communications specifically marked as a communication for our Board of Directors, or a particular director, except those that are clearly marketing or soliciting materials, will be forwarded unopened to the Chairman of our Board, or to the particular director to which they are addressed, or presented to the full Board or the particular director at the next regularly scheduled Board meeting. In addition, communications sent to us via telephone or facsimile for our Board of Directors or a particular director will be forwarded to our Board or the director by an appropriate officer.
Board Member Attendance at Annual Meetings
      Our Board of Directors does not have a formal policy regarding attendance of directors at our annual stockholder meetings. Of the six members of our Board as of the date of our 2004 Annual Meeting of Stockholders, five attended that meeting.

Compensation of Directors
      Periodically, our Board reviews our director compensation policies and, from time to time, makes changes to such policies based on various criteria the board deems relevant. During 2004, directors who were employees of our company received no compensation for their service as directors or as members of Board committees.
      During 2004, our non-employee directors received a quarterly retainer of $1,500 and a fee of $1,500 for each board meeting attended ($750 for meetings attended by teleconference and for board actions taken by unanimous written consent) and $750 for each committee meeting attended. Non-employee directors who chair the board or a board committee receive an additional $250 for each meeting attended as the chair. In May 2004 we made a payment of $7,500, plus reimbursement of certain expenses, to each of Messrs. Selter and Wennekamp in connection with their services as members of our Audit Committee. We grant options to purchase 15,000 shares of common stock at an exercise price equal to the current market value of our common stock to each non-employee director annually, usually at the Board meeting following our Annual Meeting of Stockholders. Such option grants are made subject to vesting in annual increments of 1/3rd each, subject to the director remaining as a director.
Section 16(a) Beneficial Ownership Reporting Compliance
      Our executive officers and directors and any person who owns more than 10% of our outstanding shares of common stock are required by Section 16(a) of the Securities Exchange Act to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and to furnish us with copies of those reports. Based solely on our review of copies of reports we have received and written representations from certain reporting persons, we believe that all Section 16(a) filing requirements applicable to our directors and executive officers and greater than 10% shareholders for 2003 were complied with, except that reports for the following transactions were filed late due to administrative oversights:

•	Grants of stock options to Messrs. Ignarro, Rubinfeld, Link, Selter and Wennekamp, directors of the Company, in July 2004; and

•	The acquisition by Mr. Wennekamp of shares of our common stock in August 2004.
      Forms 4 reporting each of the above transactions were subsequently filed by these individuals.
Beneficial Owners of More Than Five Percent of CytRx’s Common Stock; Shares Held by Directors and Executive Officers
      Based solely upon information made available to us, the following table sets forth information with respect to the beneficial ownership of our common stock as of May 17, 2005 by (1) each person who is known by us to beneficially own more than five percent of the common stock; (2) each director; (3) the named executive officers listed in the Summary Compensation Table under the caption “Executive Compensation”; and (4) all executive officers and directors as a group.
      Beneficial ownership is determined in accordance with the SEC rules. Shares of common stock subject to any warrants or options that are presently exercisable, or exercisable within 60 days of May 17, 2005, which are indicated by footnote, are deemed outstanding for the purpose of computing the percentage ownership of the person holding the warrants or options, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. The percentage ownership reflected in the table is based on 57,540,721 shares of our common stock outstanding as of May 17, 2005. Except as otherwise indicated, the holders listed below have sole voting and investment power with respect to all shares of common stock shown, subject to applicable community property laws. An asterisk represents beneficial ownership of less than 1%.

	Shares of Common
	Stock

Name of Beneficial Owner	Number	Percent

Louis Ignarro, Ph.D.(1)	457,249	*
Steven A. Kriegsman(2)	4,562,766	7.8%
Max Link(3)	52,083	*
Joseph Rubinfeld(4)	15,333	*
Marvin R. Selter(5)	360,784	*
Richard Wennekamp(6)	8,333	*
Mark A. Tepper, Ph.D.(7)	133,333	*
Jack R. Barber, Ph.D.(8)	41,667	*
Matthew Natalizio(9)	41,667	*
Benjamin S. Levin(10)	61,667	*
All executive officers and directors as a group (ten persons)(11)	5,734,882	9.7%

(1)	Includes 365,333 shares subject to options or warrants.

(2)	Mr. Kriegsman’s address is c/o CytRx Corporation, 11726 San Vicente Boulevard, Suite 650, Los Angeles, CA 90049. Includes 1,001,018 shares subject to options or warrants.

(3)	Includes 22,876 shares subject to options or warrants.

(4)	Includes 15,333 shares subject to options or warrants.

(5)	The shares shown are owned, of record, by the Selter Family Trust or Selter IRA Rollover. Includes 3,333 shares subject to options or warrants owned by Mr. Selter.

(6)	Includes 3,333 shares subject to options or warrants.

(7)	Includes 133,333 shares subject to options or warrants.

(8)	Includes 41,667 shares subject to options or warrants.

(9)	Includes 41,667 shares subject to options or warrants.

(10)	Includes 61,667 shares subject to options or warrants.

(11)	Includes 1,689,560 shares subject to options or warrants.
Certain Relationships and Related Transactions
      Since July 16, 2002, Steven A. Kriegsman has been our Chief Executive Officer and one of our directors. In July 2002, we entered into an agreement with the Kriegsman Capital Group, or KCG, an affiliate of Mr. Kriegsman, whereby KCG agreed to provide us with office space and certain administrative services. In 2003, we paid a total of approximately $70,000 to KCG under this agreement. The charges were determined based upon actual space used and estimated percentages of employee time used. In October 2003, the services and facilities agreement with KCG was terminated as substantially all of the on-going operations of KCG have ceased. The obligations under the facility lease at our headquarters were transferred from KCG to us in July 2003. We believe that the terms under which we paid KCG for rent and other expenses are at least as favorable to us as could have been obtained from an unrelated third party.
      We entered into an agreement, dated as of July 17, 2003 (and subsequently amended on October 18, 2003), with Louis Ignarro, Ph.D., one of our current directors. Pursuant to the agreement, Dr. Ignarro agreed to serve as our Chief Scientific Spokesperson to the medical and financial communities. As payment for his services, Dr. Ignarro was granted a non-qualified stock option under our 2000 Long-Term Incentive Plan to purchase 350,000 registered shares of our common stock at an exercise price equal to $1.89, the closing price for our common stock on Nasdaq on the date of grant. The option has a term of seven years, and from July 17, 2003 to October 17, 2003, vested monthly at the rate of 4,839 shares for each day of services provided by Dr. Ignarro in that month and, from October 18, 2003, vests monthly at a rate of 15,975 shares for the remaining term of the agreement. Either party may terminate the agreement at any time, and any unvested shares under the option as of the date of termination of the agreement will be cancelled. As of May 17, 2005, 334,017 shares of common stock under the option had vested.
Executive Officers of CytRx
      Set forth below is information regarding our current executive officers (other than Steven A. Kriegsman, our President and Chief Executive Officer, who is described above under “Continuing Directors”), including their ages, positions with CytRx and principal occupations and employers for at least the last five years. For information concerning executive officers’ ownership of our common stock, see “Beneficial Owners of More Than Five Percent of CytRx’s Common Stock; Shares Held by Directors and Executive Officers,” above.
      Mark A. Tepper, Ph.D. (48) has been the President and co-founder of our subsidiary CytRx Laboratories (formerly Araios, Inc.) and our Corporate Vice President since September 2003. From November 2002 to August 2003, he served as an independent pharmaceutical consultant. Prior to that, from April 2002 to October 2002, he served as President and CEO of Arradial, Inc., an Oxford Biosciences Venture-backed company developing a novel microfluidics based drug discovery platform. From April 1995 to March 2002, Dr. Tepper served in a number of senior management roles at Serono including Vice President, Research and Operations for the US Pharmaceutical Research Institute and Executive Director of Lead Discovery. From 1988 to 1995, Dr. Tepper was Sr. Research Investigator at the Bristol Myers Squibb Pharmaceutical Research Institute where he worked on the discovery and development of novel drugs in the area of Oncology and Immunology. Prior to that, Dr. Tepper was a post-doctoral fellow at the University of Massachusetts Medical School in the laboratory of Dr. Michael Czech. Dr. Tepper received a B.A. in Chemistry from Clark University with highest honors, and a Ph.D. in Biochemistry and Biophysics from Columbia University.
      Matthew Natalizio (50) has been our Chief Financial Officer and Treasurer since July 2004. From November 2002 to December 2003, he was President and General Manager of a privately held furniture manufacturing company. Prior to that, from January 2000 to October 2002, he was Chief Financial Officer at Qualstar Corporation, a publicly traded designer and manufacturer of data storage devices. He was also the Vice President of Operations Support, the Vice President — Finance and Treasurer of Superior National Insurance Group, a publicly traded workers’ compensation insurance company. Mr. Natalizio is a CPA who worked at Ernst and Young as an Audit Manager and Computer Audit Executive and was a Senior Manager at KPMG. He earned his Bachelor of Arts degree in Economics from the University of California, Los Angeles.
      Jack Barber, Ph.D. (49) has been our Senior Vice President — Drug Development since July 2004. He previously served as Chief Technical Officer and Vice President of Research and Development at Immusol, a biopharmaceutical company based in San Diego, California, since 1994. Prior to that, Dr. Barber spent seven years in various management positions at Viagene, most recently serving as Associate Director of Oncology. Dr. Barber received both his B.S. and Ph.D. in Biochemistry from the University of California, Los Angeles. He also carried out his post-doctoral fellowship at the Salk Institute for Biological Studies in La Jolla, California.
      Benjamin S. Levin (29) has been our General Counsel, Vice President — Legal Affairs and Corporate Secretary since July 2004. From November 1999 to June 2004, Mr. Levin was an associate in the transactions department of the Los Angeles office of O’Melveny & Myers LLP. Mr. Levin received his S.B. in Economics from the Massachusetts Institute of Technology, and a J.D. from Stanford Law School.
Executive Compensation
      The following table presents summary information concerning all compensation paid or accrued by us for services rendered in all capacities during the fiscal years ended December 31, 2004, 2003 and 2002 by Steven

A. Kriegsman, our President and Chief Executive Officer, and our four other most highly compensated executive officers:
Summary Compensation Table

					Long-Term
					Compensation

	Annual Compensation				Securities
					Underlying		All Other
Name and Principal Position	Year		Salary	Bonus	Options (#)		Compensation

Steven A. Kriegsman	2004		$361,173	$150,000	—		$42,617	(1)
President and Chief Executive Officer	2003		$313,772	$150,000	1,000,000	(2)	—
	2002	(3)	$110,000	—	—		—
Jack R. Barber, Ph.D.	2004	(4)	$112,910	$—	100,000		—
Senior Vice President — Drug Development
Mark A. Tepper, Ph.D.	2004		$200,699	$50,000	—		—
Vice President and President,	2003	(6)	$58,333	$—	400,000	(5)	—
CytRx Laboratories, Inc.
Matthew Natalizio	2004	(7)	$82,900	$—	100,000	(5)	—
Chief Financial Officer and Treasurer
Benjamin S. Levin	2004	(8)	$80,881	$—	160,000	(5)	—
General Counsel, Vice President — Legal Affairs and Corporate Secretary

(1)	The amount shown includes approximately $5,000 in insurance premiums paid by us with respect to a life insurance policy for Mr. Kriegsman which has a face value of approximately $1.4 million as of December 31, 2004 and under which Mr. Kriegsman’s designee is the beneficiary. The amount shown also includes approximately $37,617 of legal fees and expenses paid or reimbursed by us in accordance with the terms of Mr. Kriegsman’s employment agreement described below under “Employment Agreement with Steven A. Kriegsman.”

(2)	250,000 of the options shown vested on each of June 20, 2003 and June 20, 2004. The remaining 500,000 of the options shown vest in twenty-four monthly installments of 1/24th each on the 20th day of each month beginning on June 20, 2004, subject to Mr. Kriegsman’s remaining in our continuous employ through such dates.

(3)	Mr. Kriegsman has been our President and Chief Executive Officer since July 2002.

(4)	Dr. Barber was hired on July 6, 2004.

(5)	The options shown are subject to vesting in three annual installments of 1/3rd each on each of the first three anniversaries of the named executive officer’s date of hire, subject to his remaining in our continuous employ through such dates.

(6)	Dr. Tepper was hired on September 20, 2003.

(7)	Mr. Natalizio was hired on July 12, 2004.

(8)	Mr. Levin was hired on July 15, 2004.

Option Grants in Last Fiscal Year
      The following table contains information concerning grants of stock options during the fiscal year ended December 31, 2004 to the executive officers named in the Summary Compensation Table:
Option Grants in Twelve Months Ended December 31, 2004

	Individual Grants
				Potential Realized Value
	Number of	% of Total		at Assumed Annual Rates
	Shares	Options		of Stock Price Appreciation
	Underlying	Granted to		for Option Term(1)
	Options	Employees in	Exercise
Name	Granted	Fiscal Year	Price	5%	10%

Steven A. Kriegsman	—	—%	—	$—	$—
Jack R. Barber, Ph.D.	100,000	16.2%	$1.13	$71,065	$180,093
Mark A. Tepper, Ph.D.	—	—%	—	$—	$—
Matthew Natalizio	100,000	16.2%	$1.11	$69,807	$176,905
Benjamin S. Levin	160,000	25.9%	$1.39	$139,866	$354,448

(1)	The potential realizable value shown in this table represents the hypothetical gain that might be realized based on assumed 5% and 10% annual compound rates of stock price appreciation over the full option term. These prescribed rates are not intended to forecast possible future appreciation of the common stock.
Fiscal Year-End Option Values
      The following table sets forth the number of options and total value of unexercised in-the-money options and warrants at December 31, 2004 for the executive officers named in the Summary Compensation Table, using the price per share of our common stock of $1.40 on December 31, 2004. No stock options were exercised during 2004 by the executive officers named.

	Number of Securities
	Underlying Unexercised		Value of Unexercised
	Options at		In-the-Money Options at
	December 31, 2004 (#)		December 31, 2004 ($)

Name	Exercisable	Unexercisable	Exercisable	Unexercisable

Steven A. Kriegsman(1)	971,852	487,500	$638,499	$—
Jack R. Barber, Ph.D.	—	100,000	$—	$27,000
Mark A. Tepper, Ph.D.	133,333	266,667	$—	$—
Matthew Natalizio	—	100,000	$—	$29,000
Benjamin S. Levin	—	160,000	$—	$1,600

(1)	Includes warrants issued to Mr. Kriegsman by Global Genomics prior to our merger with that company covering 459,352 shares of our common stock.

Equity Compensation Plan Information
      The following table sets forth certain information as of December 31, 2004 regarding securities authorized for issuance under our equity compensation plans. This table excludes warrants previously issued to Steven A. Kriegsman by Global Genomics that we assumed in connection with our merger with that company.

			(c)
	(a)
		(b)	Number of Securities
	Number of Securities		Remaining Available for
	to be Issued Upon	Weighted-Average	Issuance Under Equity
	Exercise of	Exercise Price of	Compensation Plans
	Outstanding Options,	Outstanding Options,	(Excluding Securities
	Warrants and Rights	Warrants and Rights	Reflected in Column (a))

Equity compensation plans approved by our stockholders:
1994 Stock Option Plan	30,834	$1.00	70,850
1995 Stock Option Plan	—	—	22,107
1998 Long-Term Incentive Plan	132,541	1.00	29,517
2000 Long-Term Incentive Plan	4,577,667	1.16	5,422,333
Equity compensation plans not approved by our stockholders:
Outstanding warrants(1)	5,098,240	1.14	—

Total:	9,839,282	$1.52	5,544,807

(1)	Issued as compensation for various services and does not include warrants attached to common stock that were sold in private placement transactions.
Perquisites
      In general, we afford our directors and executive officers no perquisites apart from the compensation and stock option benefits described above and any benefits specifically provided for under the terms of any employment agreement as described below. We do, however, bear the cost of outside counsel employed by us to assist directors and executive officers in preparing reports of changes in their beneficial ownership of our securities under Section 16 of the Securities Exchange Act of 1934 and other Section 16 compliance matters. We also permit Mr. Kriegsman, our President and Chief Executive Officer, and our directors to fly first-class for business travel, which is an exception to our usual practice for business travel by our officers and employees.
Employment Agreements; Change in Control Agreements
     Employment Agreement with Steven A. Kriegsman
      Mr. Kriegsman is employed as our Chief Executive Officer pursuant to an employment agreement that was amended and restated as of May 17, 2005 to continue his employment in that capacity through July 15, 2008. The employment agreement will automatically renew in July 2008 for an additional one-year period, unless either Mr. Kriegsman or we elect not to renew it. In connection with entering into the amended and restated employment agreement, Mr. Kriegsman was granted on May 17, 2005, a ten-year, nonqualified option to purchase 300,000 shares of our common stock at a price of $0.79 per share. This option will vest monthly over three years, provided that Mr. Kriegsman remains in our continuous employ.
      Under his employment agreement, Mr. Kriegsman is entitled to an annual base salary of $400,000. Our board of directors (or its Compensation Committee) will review the base salary annually and may increase (but not decrease) it in its sole discretion. In addition to his annual salary, Mr. Kriegsman is eligible to receive an annual bonus as determined by our board of directors (or its Compensation Committee) in its sole discretion, but not to be less than $150,000. On May 17, 2005, Mr. Kriegsman additionally received a one-time bonus of $100,000. Pursuant to his employment agreement with us, we have agreed that he shall serve on a full-time basis as our President and Chief Executive Officer and that he may continue to serve as President of The Kriegsman Group only so long as necessary to complete certain current assignments.
      Mr. Kriegsman will be eligible to receive additional grants of options to purchase shares of our common stock. The number and terms of those options, including the vesting schedule, will be determined by our board of directors (or its Compensation Committee) in its sole discretion.
      Under Mr. Kriegsman’s employment agreement, we have agreed that, if he is made a party, or threatened to be made a party, to a suit or proceeding by reason of his service to us, we will indemnify and hold him harmless from all costs and expenses to the fullest extent permitted or authorized by our certificate of incorporation or bylaws, or any resolution of our board of directors, to the extent not inconsistent with Delaware law. We also have agreed to advance to Mr. Kriegsman such costs and expenses upon his request if he undertakes to repay such advances if it ultimately is determined that he is not entitled to indemnification with respect to the same. These employment agreement provisions are not exclusive of any other rights to indemnification to which Mr. Kriegsman may be entitled and are in addition to any rights he may have under any policy of insurance maintained by us.
      In the event we terminate Mr. Kriegsman’s employment without “cause” (as defined in his employment agreement), or if Mr. Kriegsman terminates his employment with “good reason” (as defined in his employment agreement), (i) we have agreed to pay Mr. Kriegsman a lump-sum equal to his salary and prorated minimum annual bonus through to his date of termination, plus his salary and minimum annual bonus for a period of two years after his termination date, or until the expiration of the amended and restated employment agreement, whichever is later, (ii) he will be entitled to immediate vesting of all stock options or other awards based on our equity securities, and (iii) he will also be entitled to continuation of his life insurance premium payments and continued participation in any of our health plans through to the later of the expiration of the amended and restated employment agreement or 24 months following his termination date. Mr. Kriegsman will have no obligation in such events to seek new employment or offset the severance payments to him by the Company by any compensation received from any subsequent reemployment by another employer.
      Under Mr. Kriegsman’s employment agreement, he and his affiliated company, The Kriegsman Group, are to provide us during the term of his employment with the first opportunity to conduct or take action with respect to any acquisition opportunity or any other potential transaction identified by them within the biotech, pharmaceutical or health care industries and that is within the scope of the business plan adopted by our board of directors. Mr. Kriegsman’s employment agreement also contains confidentiality provisions relating to our trade secrets and any other proprietary or confidential information, which provisions shall remain in effect for five years after the expiration of the employment agreement with respect to proprietary or confidential information and for so long as our trade secrets remain trade secrets.
     Change in Control Agreement with Steven A. Kriegsman
      Mr. Kriegsman’s employment agreement contains no provision for payment to him in the event of a change in control of CytRx. If, however, a change in control (as defined in our 2000 Long-Term Incentive Plan) occurs during the term of the employment agreement, and if, during the term and within two years after the date on which the change in control occurs, Mr. Kriegsman’s employment is terminated by us without cause or by him for good reason (each as defined in his employment agreement), then, to the extent that any payment or distribution of any type by us to or for the benefit of Mr. Kriegsman resulting from the termination of his employment is or will be subject to the excise tax imposed under Section 4999 of the Internal Revenue Code of 1986, as amended, we have agreed to pay Mr. Kriegsman, prior to the time the excise tax is payable with respect to any such payment (through withholding or otherwise), an additional amount that, after the imposition of all income, employment, excise and other taxes, penalties and interest thereon, is equal to the sum of (i) the excise tax on such payments plus (ii) any penalty and interest assessments associated with such excise tax.

     Employment Agreement with Matthew Natalizio
      Matthew Natalizio became our Chief Financial Officer on July 12, 2004 pursuant to a one-year employment agreement with us, which was amended and restated as of May 17, 2005 to continue his employment in that capacity for an additional year through July 1, 2006. Mr. Natalizio was entitled under his employment agreement to an annual base salary of $175,000, which was increased to $195,000 effective as of July 1, 2005, and he is eligible to receive an annual bonus as determined by our board of directors (or its Compensation Committee) in its sole discretion. On May 17, 2005, Mr. Natalizio received a bonus of $50,000 for the 2004-2005 year. In connection with entering into the amended and restated employment agreement, Mr. Natalizio was granted on May 17, 2005, a ten-year, nonqualified option to purchase 150,000 shares of our common stock at a price of $0.79 per share. This option will vest monthly over three years, provided that Mr. Natalizio remains in our continuous employ.
      In the event we terminate Mr. Natalizio’s employment without cause (as defined in his employment agreement), we have agreed to pay him a lump-sum equal to his accrued but unpaid salary and vacation, plus an amount equal to an additional three months’ salary under his employment agreement.
     Employment Agreement with Jack R. Barber, Ph.D.
      Jack R. Barber, Ph.D., became our Senior Vice President — Drug Development on July 6, 2004 pursuant to a one-year employment agreement with us, which was amended and restated as of May 17, 2005 to continue his employment in that capacity for an additional year through July 1, 2006. Under his employment agreement, Dr. Barber was entitled to an annual base salary of $230,000, which was increased to $250,000 effective as of July 1, 2005, and he is eligible to receive an annual bonus as determined by our board of directors (or its Compensation Committee) in its sole discretion. On May 17, 2005, Dr. Barber received a bonus of $50,000 for the 2004-2005 year. In connection with entering into the amended and restated employment agreement, Dr. Barber was granted on May 17, 2005, a ten-year, nonqualified option to purchase 150,000 shares of our common stock at a price of $0.79 per share. This option will vest monthly over three years, provided that Dr. Barber remains in our continuous employ.
      In the event we terminate Dr. Barber’s employment without cause (as defined in his employment agreement), we have agreed to pay him a lump-sum equal to his accrued but unpaid salary and vacation, plus an amount equal to an additional three months’ salary under his employment agreement.
     Employment Agreement with Mark A. Tepper, Ph.D.
      Mark A. Tepper, Ph.D., became President of our CytRx Laboratories, Inc. subsidiary on September 17, 2003 pursuant to a two-year employment agreement with CytRx Laboratories, Inc. Under his employment agreement, Dr. Tepper is entitled to an annual base salary of $200,000 and is eligible to receive an annual bonus targeted at $50,000 based upon achievement of certain milestones as agreed upon by Dr. Tepper and the board of directors of CytRx Laboratories, Inc. As an incentive to enter into the employment agreement, Dr. Tepper was granted ten-year, nonqualified options under our 2000 Long-Term Incentive Plan to purchase 120,000 shares of our common stock at a price of $2.41 per share and a separate ten-year nonqualified option under the Plan to purchase 280,000 shares at an exercise price of $2.35 per share. These options will vest as to 1/3rd of the shares covered thereby on each of the first three anniversaries of the employment agreement, provided that Dr. Tepper remains in our continuous employ.
      In the event Dr. Tepper’s employment is terminated without cause (as defined), we have agreed to continue to pay Dr. Tepper his salary and other employee benefits for a period of six months following his termination and to immediately vest in Dr. Tepper all of his stock options referred to above.
     Employment Agreement with Benjamin S. Levin
      Benjamin S. Levin became our Vice President — Legal Affairs, General Counsel and Secretary on July 15, 2004 pursuant to a one-year employment agreement with us, which was amended and restated as of May 17, 2005 to continue his employment in that capacity for an additional year through July 1, 2006.

Mr. Levin was entitled under his employment agreement to an annual base salary of $175,000, which was increased to $195,000 effective as of July 1, 2005, and he is eligible to receive an annual bonus as determined by our board of directors (or its Compensation Committee) in its sole discretion. On May 17, 2005, Mr. Levin received a bonus of $50,000 for the 2004-2005 year. In connection with entering into the amended and restated employment agreement, Mr. Levin was granted on May 17, 2005, a ten-year, nonqualified option to purchase 150,000 shares of our common stock at a price of $0.79 per share. This option will vest monthly over three years, provided that Mr. Levin remains in our continuous employ.
      In the event we terminate Mr. Levin’s employment without “cause” (as defined in his employment agreement), we have agreed to pay Mr. Levin a lump-sum equal to his accrued but unpaid salary and vacation, plus an amount equal to an additional six months’ salary under his employment agreement.
Compensation Committee Report On Executive Compensation
      The Compensation Committee of the Board of Directors establishes our general compensation practices, establishes the compensation plans and specific compensation levels for executive officers and administers our compensation plans. In establishing base salaries and cash bonuses for executive officers, the Compensation Committee considers relative company performance, the individual’s past performance and future potential, and compensation for persons holding similarly responsible positions at other companies in the pharmaceutical and biotechnology industries. The relative importance of these factors varies depending upon the individual’s responsibilities; all facts are considered in establishing both base salaries and cash bonuses. When making comparison to other companies, the Compensation Committee generally considers those companies included in the Nasdaq Pharmaceutical Index.
      The Compensation Committee believes that the Chief Executive Officer’s compensation should be influenced by CytRx’s performance, although “performance” for a company engaged in pharmaceutical research and development does not necessarily correlate to profits. The Compensation Committee considers “performance” to include achievement of product development targets and milestones, effective fund-raising efforts, and effective management of personnel and capital resources, among other criteria. The Compensation Committee also reviews the Chief Executive Officer’s compensation in light of the level of similar executive compensation arrangements within the biopharmaceutical industry. The Compensation Committee believes that stock options should be granted to the Chief Executive Officer, as well as to other executives, primarily based on the executive’s ability to influence CytRx’s long-term growth and profitability. These options and warrants may include a combination of tenure-based vesting as well as vesting upon the achievement of corporate objectives. The Compensation Committee believes that this arrangement provides executive officers with the greatest incentive to accelerate achievement of corporate objectives and thereby enhance long-term stockholder value.
      In July 2004, Matthew Natalizio became our Chief Financial Officer, Benjamin Levin became our Vice President — Legal Affairs, General Counsel and Corporate Secretary and Dr. Jack Barber became our Senior Vice President — Drug Development. In determining their initial compensation packages, the Compensation Committee considered CytRx’s business strategy, its requirements for those positions, and the past employment experience and future potential of those individuals.
     Chief Executive Officer’s Compensation
      The specific terms of Steven A. Kriegsman’s employment agreement as our Chief Executive Officer are discussed above under “Employment Agreement with Steven A. Kriegsman” and “Change in Control Agreement with Steven A. Kriegsman.” Mr. Kriegsman’s performance period for purposes of this report is the fiscal year ended December 31, 2004. Pursuant to Mr. Kriegsman’s amended and restated employment agreement dated as of June 10, 2003, Mr. Kriegsman’s was paid an annual base salary of $360,000 for 2004. In addition to his annual base salary, the amended and restated employment agreement provides that Mr. Kriegsman is to be eligible to receive a bonus as of each anniversary of the contract date as determined by our Board of Directors (or the Compensation Committee), but in no event to be less than $150,000. In June 2004, on the Compensation Committee’s recommendation, our Board of Directors awarded Mr. Kriegsman a bonus of $150,000. In addition, for fiscal 2004, Mr. Kriegsman received additional compensation of $42,617 which includes (i) approximately $5,000 in insurance premiums paid by us with respect to a life insurance policy for Mr. Kriegsman which has a face value of approximately $1.4 million as of December 31, 2004 and under which Mr. Kriegsman’s designee is the beneficiary and (ii) approximately $37,617 of legal fees and expenses paid or reimbursed by us in accordance with the terms of Mr. Kriegsman’s employment agreement.
      Apart from his salary and bonus, Mr. Kriegsman is eligible to receive grants of options to purchase shares of our common stock. No options or other awards were granted to Mr. Kriegsman during the performance period covered by this report.
     Internal Revenue Code Limits on Deductibility of Compensation
      For 2004, there was no occasion for the Compensation Committee to consider Section 162(m), which limits tax deductions of public companies on compensation to certain executive officers in excess of $1 million. Where applicable, the Compensation Committee intends to consider the effect of Section 162(m) on its compensation decisions, but it has no formal policy to structure executive compensation so as to be fully deductible for tax purposes.

Respectfully submitted,

Compensation Committee:

Joseph Rubinfeld, Ph.D., Chairman
Marvin R. Selter
Richard L. Wennekamp
Compensation Committee Interlocks and Insider Participation
      There are no “interlocks,” as defined by the SEC, with respect to any member of the compensation committee. Joseph Rubinfeld, Ph.D., Marvin R. Selter and Richard L. Wennekamp are the current members of the compensation committee.
Code of Ethics
      We have adopted a Code of Ethics applicable to our principal executive officer, principal financial officer, and principal accounting officer or controller, a copy of which was filed as an exhibit to our Annual Report on Form 10-K for the fiscal year ended December 31, 2004, and which is available as described below under “Other Matters — Annual Report.”
Report of the Audit Committee
      The following Report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent CytRx Corporation specifically incorporates this Report by reference therein.
      The primary function of the Audit Committee is to assist the Board of Directors in fulfilling its oversight responsibilities relating to:

•	The quality and integrity of CytRx’s financial statements and reports.

•	The independent auditors’ qualifications and independence.

•	The performance of CytRx’s internal audit function and independent auditors.

      The Audit Committee operates under a written charter adopted by the Board of Directors in April 2003, which was amended by the Board of Directors in November 2004 and is included as Appendix A to this Proxy Statement.
      The Audit Committee’s primary duties and responsibilities are to:

•	Serve as an independent and objective party to monitor CytRx’s financial reporting process and internal control system.

•	Review and appraise the audit efforts of CytRx’s independent accountants and internal audit function.

•	Provide an open avenue of communication among the independent accountants, internal auditors, CytRx’s operational management and the Board of Directors.
      The Audit Committee provides assistance to the Board of Directors in fulfilling its oversight responsibility to the stockholders, potential stockholders, the investment community, and others relating to CytRx’s financial statements and the financial reporting process, the systems of internal accounting and financial controls, the internal audit function, the annual independent audit of CytRx’s financial statements and the ethics programs when established by CytRx management and the Board of Directors. The Audit Committee has the sole authority (subject, if applicable, to stockholder ratification) to appoint or replace the outside auditors and is directly responsible determining for the compensation of the independent auditors.
      The Audit Committee must pre-approve all auditing services and all permitted non-auditing services to be provided by the outside auditors. In general, the Audit Committee’s policy is to grant such approval where it determines that the non-audit services are not incompatible with maintaining the auditors’ independence and there are cost or other efficiencies in obtaining such services from the auditors as compared to other possible providers. During fiscal 2004, the Audit Committee approved all of the non-audit services proposals submitted to it.
      The Audit Committee met 21 times during fiscal 2004. The Audit Committee schedules its meetings with a view to ensuring that it devotes appropriate attention to all of its tasks. In discharging its oversight role, the Audit Committee is empowered to investigate any matter brought to its attention, with full access to all of CytRx’s books, records, facilities and personnel, and to retain its own legal counsel and other advisers as it deems necessary or appropriate.
      As part of its oversight of our financial statements, the Audit Committee reviews and discusses with both management and our outside auditors CytRx’s interim financial statements and annual audited financial statements that are included in our Quarterly Reports on Form 10-Q and our Annual Report on Form  10-K, respectively. CytRx management advised the Audit Committee in each case that all such financial statements were prepared in accordance with generally accepted accounting principles and reviewed significant accounting issues with the Audit Committee. These reviews included discussion with the outside auditors of matters required to be discussed pursuant to Statement on Auditing Standards No. 61, as amended by SAS No. 90 (Communication with Audit Committees).
      Effective January 20, 2004, the Audit Committee terminated the engagement of Ernst & Young LLP as CytRx’s independent auditors. The Audit Committee subsequently engaged, and then terminated the engagement of, PriceWaterhouseCoopers LLP, and retained BDO Seidman, LLP to audit CytRx’s financial statements for fiscal 2003 and fiscal 2004. The Audit Committee also has selected BDO Seidman, LLP as CytRx’s independent auditors for fiscal 2005. For a discussion of these matters, please refer to the discussion under the heading “Changes in and Disagreements with Accountants on Accounting and Financial Disclosure” elsewhere in this Proxy Statement.
      The Audit Committee discussed with BDO Seidman, LLP, which audited CytRx’s annual financial statements for fiscal 2004, matters relating to its independence, including a review of audit and non-audit fees and the letter and written disclosures made by BDO Seidman, LLP to the Audit Committee pursuant to Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees).

      In addition, the Audit Committee reviewed initiatives aimed at strengthening the effectiveness of our internal control structure. As part of this process, the Audit Committee continued to monitor and review staffing levels and steps taken to implement recommended improvements in internal procedures and controls.
      Taking all of these reviews and discussions into account, the Committee recommended to the Board of Directors that the Board approve the inclusion of CytRx’s audited financial statements in its Annual Report on Form 10-K for the fiscal year ended December 31, 2004, for filing with the Securities and Exchange Commission.

Respectfully submitted,

Audit Committee:

Marvin R. Selter, Chairman
Max Link
Joseph Rubinfeld, Ph.D.
Richard L. Wennekamp

Comparison of Cumulative Total Returns
      The following line graph presentation compares cumulative total stockholder returns of CytRx with the Nasdaq Stock Market Index and the Nasdaq Pharmaceutical Index (the “Peer Index”) for the five-year period from December 31, 1999 to December 31, 2004. The graph and table assume that $100 was invested in each of CytRx’s common stock, the Nasdaq Stock Market Index and the Peer Index on December 31, 1999, and that all dividends were reinvested. This data was furnished by the Research Data Group.
Comparison of Cumulative Total Returns

	December 31

	2000	2001	2002	2003	2004

CytRx Corporation	79	72	28	205	156
Nasdaq Stock Market Index	59	45	26	38	40
Nasdaq Pharmaceutical Index	121	109	72	104	112

PROPOSAL II
APPROVAL OF AMENDMENT TO THE CYTRX CORPORATION RESTATED
CERTIFICATE OF INCORPORATION
      Under our Restated Certificate of Incorporation currently in effect, there are 100,000,000 shares of common stock and 5,000,000 shares of preferred stock authorized for issuance, of which 5,000 shares have been designated Series A Junior Participating Preferred Stock. On May 17, 2005, our Board of Directors approved an amendment to the Restated Certificate of Incorporation, subject to stockholder approval, to increase the shares of common stock authorized for issuance by 25,000,000 shares, bringing the total number of common shares authorized for issuance to 125,000,000. The stockholders are asked to approve this amendment to the Restated Certificate of Incorporation. The full text of the amendment is set forth as Appendix C to this Proxy Statement.
Increase in Common Stock
      As of May 17, 2005, there were 57,540,721 shares of common stock outstanding (excluding treasury shares). In addition, as of such date, 11,305,995 shares were reserved for issuance upon exercise of outstanding options under our 2000 stock option plans and approximately 19,159,606 shares were reserved for issuance upon exercise of outstanding warrants. Accordingly, as of May 17, 2005, we had approximately 11,993,678 shares of authorized but unissued and unreserved common stock available for issuance.
      The holders of common stock are entitled to one vote per share on all matters to be voted upon by the stockholders. Subject to preferences that may be applicable to any outstanding preferred stock, the holders of common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the Board of Directors out of funds legally available for that purpose. In the event of our liquidation, dissolution or winding up, the holders of our common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of preferred stock, if any, then outstanding. The holders of common stock have no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to our common stock.
      The purpose of the proposed increase in the number of authorized shares of common stock is to make such shares available for use by the Board of Directors as it deems appropriate or necessary. For example, such shares may be needed in the future in connection with raising additional capital, acquiring another company or its business or assets or establishing a strategic relationship with a corporate partner. The Board of Directors has no present agreement, arrangement, plan or understanding, however, with respect to the issuance of any such additional shares of common stock.
      If the amendment is approved by the stockholders, the Board of Directors does not intend to solicit further stockholder approval prior to the issuance of any additional shares of common stock, except as may be required by applicable law. Holders of our common stock as such have no statutory preemptive rights with respect to issuances of common stock and are not entitled to dissenter’s rights with respect to the amendment.
Recommendation of the Board of Directors
      THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE AMENDMENT OF THE RESTATED CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF SHARES OF COMMON STOCK AUTHORIZED FOR ISSUANCE. THE APPROVAL OF THE AMENDMENT TO THE RESTATED CERTIFICATE OF INCORPORATION REQUIRES THE AFFIRMATIVE VOTE OF THE HOLDERS OF A MAJORITY OF THE OUTSTANDING SHARES OF COMMON STOCK.

PROPOSAL III
RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM
Changes in and Disagreements with Accountants on Accounting and Financial Disclosure.
      Effective as of January 20, 2004, the Audit Committee of our board of directors dismissed Ernst & Young LLP, or E&Y, as our independent registered public accounting firm. Effective as of January 30, 2004, our Audit Committee engaged PricewaterhouseCoopers LLP, or PwC, as our new independent registered public accounting firm and to audit our financial statements for the year ended December 31, 2003. During the years ended December 31, 2002 and December 31, 2001 and the subsequent period through January 30, 2004, neither we nor anyone on our behalf consulted with PwC regarding either (i) the application of accounting principles to a specified transaction, either completed or proposed or the type of audit opinion that might be rendered on our financial statements, and either a written report was provided to us or oral advice was provided that PwC concluded was an important factor considered by us in reaching a decision as to the accounting, auditing or financial reporting issue; or (ii) any matter that was either the subject of a disagreement, as that term is defined in Item 304(a)(1)(iv) of SEC Regulation S-K and the related instructions thereof, or a reportable event, as that term is defined in Item 304(a)(1)(v) of SEC Regulation S-K.
      On April 12, 2004, our Audit Committee dismissed PwC as our independent registered public accounting firm. PwC was dismissed prior to completing its audit procedures and did not issue any report on our financial statements. On April 14, 2004, our Audit Committee engaged BDO Seidman, LLP, or BDO, which completed its client acceptance process on that date, to serve as our independent registered public accounting firm and to audit our financial statements for the year ended December 31, 2003. Based on our desire to have the audit of these financial statements completed in as expeditious a fashion as possible, our Audit Committee had concluded that it was in our best interests to dismiss PwC and to engage new independent accountants to complete the audit of these financial statements.
      During the period from January 30, 2004 through April 12, 2004, there had been no disagreements with PwC on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements if not resolved to the satisfaction of PwC would have caused it to make reference thereto in its report had it completed an audit and issued a report on our financial statements, except as disclosed in the sixth paragraph below. In addition, for the same period, there had been no reportable events (as defined in SEC Regulation S-K Item 304(a)(1)(v)), except as described in the sixth paragraph below. We recorded all material adjustments that were communicated to us by PwC during PwC’s engagement or to BDO prior to BDO’s engagement.
      In our Current Report on Form 8-K filed with the SEC on April 1, 2004, we indicated that we were reviewing, with the assistance of PwC, the accounting treatment of our July 2002 acquisition of Global Genomics and Global Genomics’ assets at the time of its merger with us, which included Global Genomics’ investments in two genomics companies, Blizzard and Psynomics. These investments had an aggregate carrying value on our financial statements, as of September 30, 2003, of approximately $5.87 million. This accounting review delayed the completion of our financial statements for the year ended December 31, 2003 and the filing with the SEC of our Annual Report on Form 10-K.
      Although we had previously disclosed, in our Current Report on Form 8-K dated January 16, 2004, that we would write off our investments in Blizzard and Psynomics in the quarter ended December 31, 2003, the following principal issues were identified during our accounting review:

•	Whether a portion of the purchase price in our July 2002 merger with Global Genomics (accounted for as a purchase of a group of assets, not a business combination) should have been allocated to an acquired assembled workforce, which would have reduced the amount of the purchase price allocated to the Blizzard and Psynomics investments ($7.3 million and $78,000, respectively) and whether the amount originally determined to be the fair value of the Blizzard investment was overstated.

•	Whether an other-than-temporary impairment charge should have been taken by us against the appropriate carrying value of the Blizzard investment earlier than in the fourth quarter of 2003.

      The resolution of these issues in a manner that would result in a different accounting than originally reported would have had no effect on our cash or working capital position for any accounting period nor would it have had a material effect on our net worth as of December 31, 2003. One possible resolution could, however, have resulted in our net loss for the year ended December 31, 2002 being materially larger than that reported by us in our financial statements for that year and in our reporting a net worth significantly lower than the net worth we reported in our financial statements for that year. Such a resolution, in turn, could have required a restatement of those financial statements as well as our unaudited financial statements for the quarterly periods ended March 31, 2003, June 30, 2003 and September 30, 2003. Other possible resolutions could have resulted in the recognition of an other-than-temporary impairment charge in an earlier 2003 quarter and could have required a restatement of our unaudited financial statements for that and any subsequent quarter. However, the impact of the resolution of these issues on our net loss for the year ended December 31, 2002 and/or subsequent periods were not readily estimable by us, because it would have depended on the amount of the purchase price to be allocated to other assets and the nature of those assets and the valuation of our investment in Blizzard as of December 31, 2002 and as of the end of each of the three subsequent quarters, each of which would be dependent upon various assumptions and valuation methods.
      As a result of the issues that were brought to our attention by PwC, we thoroughly re-reviewed, in late March and early April 2004, the prior accounting treatment for the Global Genomics acquisition and the Blizzard investment. This review included, among other things, (i) our submission of additional documentation to PwC, (ii) discussions of these issues by our Audit Committee with PwC, (iii) discussions between PwC and us, (iv) discussions between E&Y and us and (v) the retention of a nationally respected valuation firm to review certain of the methodologies that were used by us in connection with the purchase price allocation for Global Genomics, including amounts, if any, that would be attributable to an acquired assembled workforce and methodologies utilized in our other-than-temporary impairment analyses and to assess what amount of the purchase price for Global Genomics could appropriately have been attributable to an acquired assembled work force, if any.
      Following our re-review of the accounting treatment for the purchase price for the Global Genomics merger and the carrying value of the Blizzard investment, we advised PwC, in early April 2004, that we continued to believe that our prior accounting treatment was correct in all material respects. We also advised PwC that our valuation firm had concluded that, even if any amount were to be allocated to an acquired assembled workforce, the valuation of such an acquired workforce would be only $250,000.
      During the course of its engagement PwC informed us that it disagreed with the timing of the fourth quarter 2003 other-than-temporary impairment charge that we had recorded related to our investment in Blizzard. PwC also informed us that PwC needed to significantly expand the scope of its audit procedures with respect to the matters identified in the fourth paragraph above, including procedures designed to understand the impact, if any, of certain third party comments regarding indicators of value, and that it had not completed audit procedures regarding the nature and timing of our impairment of Blizzard and the original purchase price allocation upon our acquisition of Global Genomics in 2002. PwC has advised us that, as a result of their dismissal, they were unable to complete their expanded audit procedures, and as a consequence, PwC had not formed a view as to whether our accounting for these matters was in conformity with accounting principles generally accepted in the United States.
      E&Y’s report on our financial statements for the years ended December 31, 2001 and December 31, 2002 did not contain any adverse opinion or a disclaimer of an opinion or any qualification as to uncertainty, audit scope or accounting principles. In connection with E&Y’s audits for those years there were no “disagreements” or “reportable events” as defined in Item 304 of SEC Regulation S-K, except as described in this paragraph. However, we were informed by E&Y, in April 2004, that, until such time as the impact of the third party comments regarding indicators of value concerning Blizzard, referred to by PwC, were further evaluated, E&Y was not able to conclude as to whether the prior accounting treatment was appropriate in all material respects. E&Y advised us that, depending upon the outcome of those procedures, the financial statements for the year ended December 31, 2002, audited by E&Y, or the unaudited interim financial statements for the quarters ended March 31, June 30, and September 30, 2003, might require restatement. However, E&Y has not withdrawn its opinion on our 2002 audited financial statements.

      A special committee consisting of two of our Audit Committee members subsequently performed an evaluation of the impact of the third party comments regarding indicators of value concerning Blizzard. This special committee concluded that we did not withhold from E&Y any documents that would have changed the conclusions reached by E&Y relative to the carrying value of Blizzard and its audit of our financial statements. After reviewing this evaluation, E&Y advised us that it had concluded that our audited 2002 financial statements and our unaudited interim financial statements for the quarters ended March 31, 2003 and June 30, 2003 did not require any restatement. Accordingly, no information has come to the Company’s attention that would lead us to believe that an investor could no longer rely on E&Y’s opinion on our 2002 audited financial statements.
      In connection with the preparation of our financial statements for the year ended December 31, 2003, we believed that we had a reasonable basis for recording the Blizzard impairment charge in the fourth quarter of 2003; however, after further review of the issues relating to the timing of this charge, we determined in May 2004 that this charge should have been recorded in the third quarter of 2003. We filed an amended Form 10-Q for the period ended September 30, 2003 in May 2004 to reflect the impairment charges recorded during that period.
      During our two fiscal years ended December 31, 2002 and December 31, 2003 and the interim period through the date of our engagement of BDO to perform the audit of our financial statements for the year ended December 31, 2003, we did not consult with BDO regarding (i) the application of accounting principles to a specified transaction, either completed or proposed or the type of audit opinion that might be rendered on our financial statements, and either a written report was provided to us or oral advice was provided that BDO concluded was an important factor considered by us in reaching a decision as to an accounting, auditing or financial reporting issue or (ii) any matter that was either the subject of a disagreement (as defined in paragraph 304(a)(1)(iv) of SEC Regulation S-K and the related instructions to this item) or a reportable event (as described in paragraph 304(a)(1)(v) of SEC Regulation S-K), except as follows:

•	On April 2, 2004, our Audit Committee engaged BDO to perform agreed-upon procedures with respect to our financial statements for the year ended December 31, 2003. Due to our Audit Committee’s concerns that the concurrent involvement of two auditing firms might create the appearance that we were shopping for a particular audit opinion, the terms of our April 2, 2004 engagement of BDO stated that BDO was not to conduct a compilation, review or audit, but rather was to conduct only certain agreed upon procedures. We agreed with BDO that the procedures would be conducted solely in order to assist BDO in completing a potential future audit of our financial statements in the event the Audit Committee subsequently engaged BDO to opine on our financial statements. Since the agreed upon procedures specified in our engagement agreement were to be conducted in preparation for a possible future audit, they included a majority of the procedures that would have been necessary in order for BDO to opine with respect to our financial statements. The specific procedures were proposed by BDO and were jointly accepted by BDO and us without modification. We have been advised by BDO that, as of April 14, 2004, the date on which we engaged BDO to become our independent auditor, BDO had completed approximately 64% of the hours that they eventually worked to complete their audit, but a significant portion of the manager and partner review had not yet been completed.

•	Subsequent to engaging BDO to perform these agreed-upon procedures, we consulted with BDO concerning the need to include separate audited financial statements of Blizzard in our Annual Report for the year ended December 31, 2003. BDO orally advised us that separate audited Blizzard financial statements were required to be included in this Annual Report. This advice was consistent with the advice previously received by us from PwC on this issue, no disagreement on this issue existed between PwC and us, and we subsequently filed these financial statements in our Annual Report for the year ended December 31, 2003, together with our financial statements.

•	During the course of BDO’s performance of the above agreed-upon procedures, we did not solicit or receive any oral or written opinion from BDO with respect to the proper accounting treatment for the allocation of the purchase price paid by us in connection with our merger with Global Genomics or the subsequent carrying value of our investment in Blizzard. However, we did discuss with BDO our views on the proper accounting treatment for these items and provided BDO with certain of our accounting records, a valuation analysis prepared by a valuation firm in 2002 utilized by management in connection with its allocation of the purchase price for the Global Genomics merger and an analysis prepared in April 2004 by another valuation firm covering certain aspects of the allocation of that purchase price and the subsequent carrying value of Blizzard.

Audit Fees
      The aggregate fees billed for professional services rendered for the audit of the Company’s annual financial statements and review of financial statements included in the Company’s Form 10-Qs and services that are normally provided by the independent registered public accounting firm in connection with statutory and regulatory filings or engagements for the fiscal years ended December 31, 2003 and December 31, 2004 are as follows:

Year:	BDO

2004	$259,000
2003	$160,000
Audit Related Fees
      For the fiscal year ended December 31, 2003, BDO rendered $45,000 of other audit-related services, which consisted of certain agreed-upon procedures performed prior to their audit of our financial statements for fiscal 2003. No assurance or other audit-related services were rendered by BDO for the fiscal year ended December 31, 2004.
Tax Fees
      The aggregate fees billed by BDO for professional services for tax compliance, tax advice and tax planning for the years ended December 31, 2003 and December 31, 2004 were $25,000 and $20,000, respectively.
All Other Fees
      No other services were rendered by BDO for the years ended December 31, 2003 or December 31, 2004. Our Audit Committee has pre-approved all services (audit and non-audit) provided or to be provided to us by BDO for the years ended December 31, 2003 and December 31, 2004.
Appointment of BDO Seidman, LLP
      BDO currently serves as our independent registered public accounting firm and has audited our financial statements for the years ended December 31, 2003 and December 31, 2004. E&Y previously served as our independent auditors and audited our financial statements for the year ended December 31, 2002. Neither BDO nor E&Y have or had any financial interest, direct or indirect, in CytRx, and neither has or had any connection with CytRx except in its professional capacity as our independent auditors.
      Our Audit Committee has reappointed BDO to serve as our independent registered public accounting firm for the year ending December 31, 2005. The ratification by our stockholders of the appointment of BDO is not required by law or by our Bylaws. Our Board of Directors, consistent with the practice of many publicly held corporations, is nevertheless submitting this appointment for ratification by the stockholders. The affirmative vote of a majority of the votes cast is required for ratification. If this appointment is not ratified at the Annual Meeting, the Audit Committee intends to reconsider its appointment of BDO. Even if the appointment is ratified, the Audit Committee in its sole discretion may direct the appointment of a different independent registered public accounting firm at any time during the fiscal year if the Committee determines that such a change would be in the best interests of CytRx and its stockholders.

      Any material non-audit services to be provided by BDO are subject to the prior approval of the Audit Committee. In general, the Audit Committee’s policy is to grant such approval where it determines that the non-audit services are not incompatible with maintaining the independent registered public accounting firm’s independence and there are cost or other efficiencies in obtaining such services from the independent registered public accounting firm as compared to other possible providers.
      We expect that representatives of BDO will be present at the Annual Meeting, will have an opportunity to make a statement, if they so desire, and will be available to respond to appropriate questions.
THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR
RATIFICATION OF THE APPOINTMENT OF BDO SEIDMAN, LLP AS OUR INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING
DECEMBER 31, 2005.
STOCKHOLDER PROPOSALS
      Any proposal which a Company stockholder intends to present in accordance with Rule 14a-8 of the Securities Exchange Act of 1934 at our next Annual Meeting of Stockholders to be held in 2006 must be received by us on or before February 6, 2005. Only proper proposals under Rule 14a-8 which are timely received will be included in the Proxy Statement in 2006.
OTHER MATTERS
Expenses of Solicitation
      We will bear the cost of soliciting proxies in the accompanying form. We have retained The Altman Group, Inc., a firm specializing in the solicitation of proxies, to assist in the solicitation at a fee estimated at $1,200 plus expenses. In addition to the use of the mails, proxies may also be solicited by our directors, officers or other employees, personally or by telephone, facsimile or email, none of whom will be compensated separately for these solicitation activities.
Miscellaneous
      Our management does not intend to present any other items of business and is not aware of any matters other than those set forth in this Proxy Statement that will be presented for action at the Annual Meeting. However, if any other matters properly come before the Annual Meeting, the persons named in the enclosed proxy intend to vote the shares of our common stock that they represent in accordance with their best judgment.
Annual Report
      A copy of CytRx’s Annual Report on Form 10-K, without exhibits, for the year ended December 31, 2004 filed with the Securities and Exchange Commission accompanies this Proxy Statement. Copies of the Form 10-K exhibits are available without charge. Stockholders who would like such copies should direct their requests in writing to: CytRx Corporation, 11726 San Vicente Boulevard, Suite 650, Los Angeles, California 90049, Attention: Corporate Secretary.
By Order of the Board of Directors
June 7, 2005

Benjamin S. Levin
Corporate Secretary

APPENDIX A
CHARTER FOR THE
AUDIT COMMITTEE
OF
CYTRX CORPORATION
(As adopted by the Board of Directors as of November 2, 2004)

1.	PURPOSE.
      The purpose of the Audit Committee (the “Committee”) of the Board of Directors (the “Board” and, each member of the Board, a “Director”) of CytRx Corporation (the “Company”) is to assist the Board in discharging its duties relating to (1) the quality and integrity of the financial reports of the Company, (2) the independent registered public accounting firm’s qualifications and independence, and (3) the performance of the Company’s internal audit function and independent auditors. Consistent with these functions, the Committee shall encourage continuous improvement of, and shall foster adherence to, the Company’s policies, procedures and practices at all levels. In carrying out its responsibilities, the Committee believes its policies and procedures should remain flexible, in order to best react to changing circumstances while ensuring that the Company’s accounting and reporting practices are in accordance with all requirements and are all of the highest quality.

2.	STATEMENT OF POLICY.
      The Committee’s primary duties and responsibilities are to:

•	Serve as an independent and objective party to monitor the Company’s financial reporting process and internal control system.

•	Review and appraise the audit efforts of the Company’s independent registered public accounting firm and internal audit function.

•	Provide an open avenue of communication among the independent registered public accounting firms, internal auditors, the Company’s operational management (the “Management”) and the Board.
      The Committee shall provide assistance to the Board in fulfilling the Board’s oversight responsibility to the shareholders, potential shareholders, the investment community, and others relating to the Company’s financial statements and the financial reporting process, the systems of internal accounting and financial controls, the internal audit function, the annual independent audit of the Company’s financial statements and the ethics programs as established by Management and the Board. In discharging its oversight role, the Committee is empowered to investigate any matter brought to its attention, with full access to all books, records, facilities and personnel of the Company.
      The Committee will fulfill these responsibilities by carrying out the activities enumerated in Section 5 of this Charter. The Committee may augment the activities defined by Section 5 at its discretion in order to comply with the requirements of the Sarbanes-Oxley Act, the requirements of Nasdaq and the Securities and Exchange Commission (the “SEC”) and any other applicable laws and regulations.

3.	COMPOSITION.
      The Committee shall consist of at least three (3) but not more than five (5) directors, each of whom will be an “independent director” within the meaning of the applicable Nasdaq rules and any rule or regulation prescribed by the SEC now or in the future.
      Each member of the Committee must be financially literate and able to read and understand fundamental financial statements, including the Company’s balance sheet, income statement and cash flow statement (or will become able to do so in a reasonable period of time after his or her appointment to the Committee), and at least one member of the Committee must be an “Audit Committee Financial Expert” as defined by the SEC.
      The members of the Committee, including its Chair, will be appointed annually by the Board, following receipt of the recommendation of the Nomination and Governance Committee. Committee members will serve at the discretion of the Board.

4.	MEETINGS.
      The Committee shall meet four (4) times annually, or more frequently, as circumstances dictate. A meeting may be called by the Chair or at the direction of the Chair at the request of any member of the Committee. The Committee may meet in person or by phone and shall have the authority to act by written consent. A majority of the total authorized number of members of the Committee will constitute a quorum at all Committee meetings, and the affirmative vote or written consent of a majority of the authorized number of members shall be necessary and sufficient to take any Committee action.
      All non-employee Directors may attend and observe meetings of the Committee. In such case, however, any Director who is not a member of the Committee shall neither participate in any discussion or deliberation at such meeting unless the Committee so requests and, in no event, shall any Director who is not a member of the Committee be entitled to vote on any Committee matters.
      The Committee may request any officer or employee of the Company or the Company’s outside counsel or independent registered public accounting firm to attend a meeting of the Committee or meet with any members of, or consultants to, the Committee.

5.	COMMITTEE RESPONSIBILITIES AND AUTHORITY.
      Pursuant to the Committee’s purpose, the Committee shall:

•	Report to the Board on the major items covered at each Committee meeting.

•	Have the authority, to the extent it deems necessary or appropriate, to retain accounting or other advisors. The Company shall provide appropriate funding, as determined by the Committee, for payment of compensation to the independent registered public accounting firm for the purpose of rendering or issuing an audit report and to any advisors employed by the Committee.

•	Have the authority, to the extent it deems necessary or appropriate, to retain legal or other advisors. In the event that the Committee chooses to engage any such advisors, the Company shall provide appropriate funding, as determined by the Committee, for the payment of such advisors.

•	Review this Charter at least annually, as conditions dictate, and recommend any changes to the Board.

•	Prepare an annual report to the Company’s shareholders as required by the SEC. The report shall be included in the Company’s annual proxy statement.

•	Have the sole authority to appoint or replace the independent registered public accounting firm (subject, if applicable, to shareholder ratification) and be directly responsible for the compensation of the independent registered public accounting firm.

•	Pre-approve all auditing services and permitted non-audit services (including the fees and terms thereof) to be performed for the Company by its independent registered public accounting firm, subject to the de minimis exceptions for non-audit services described in Section 10A(i)(1)(B) of the Securities Exchange Act which are approved by the Committee prior to completion of the audit. The Committee may form and delegate authority to subcommittees consisting of one or more members when appropriate, including the authority to grant pre-approvals of audit and permitted non-audit services, provided that decisions of such subcommittee to grant pre-approvals shall be presented to the full Committee at its next scheduled meeting.

•	Obtain and review a report from the independent registered public accounting firm at least annually regarding (a) the independent registered public accounting firm’s internal quality control procedures, (b) any material issues raised by the most recent internal quality control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities within the preceding five years respecting one or more independent audits carried out by the firm, (c) any steps taken to deal with any such issues, and (d) all relationships between the independent registered public accounting firm and the Company. Evaluate the qualifications, performance and independence of the independent registered public accounting firm, including considering whether the auditor’s quality controls are adequate and the provision of permitted non-audit services is compatible with maintaining the auditor’s independence, taking into account the opinions of management. The Committee shall present its conclusions with respect to the selection or change of independent registered public accounting firm to the Board.

•	Review and evaluate the lead partner of the independent registered public accounting firm team and ensure the rotation of the audit partners as required by law.

•	Be directly responsible for the oversight of the work of the independent registered public accounting firm (who shall report directly to the Committee) for the purpose of preparing or issuing an audit report or related work.

•	Meet with the independent registered public accounting firm prior to the audit to discuss the planning and staffing of the audit.

•	Review and discuss with Management and the independent registered public accounting firm the Company’s annual financial statements, including management’s discussion and analysis, and any reports or other financial information submitted to any governmental body, or the public, including any certification, report, opinion or review rendered by the independent registered public accounting firm, and recommend to the Board whether the audited financial statements should be included in the Company’s Form 10-K.

•	Review and discuss with Management and the independent registered public accounting firm the Company’s quarterly financial statements prior to the filing of its Form 10-Q, or prior to the release of earnings.

•	Discuss with Management the Company’s earnings press releases, including the use of any “pro forma” non-GAAP information, as well as financial information and earnings guidance provided to analysts and rating agencies. Such discussion may be done generally (consisting of the types of information to be disclosed and the types of presentations to be made).

•	Review with the independent registered public accounting firm the auditor’s judgments about the quality and appropriateness of the Company’s accounting principles as applied in its financial reporting and review and resolve any significant disagreements between the independent registered public accounting firm and Management in connection with the preparation of the financial statements.

•	Discuss with Management and the independent registered public accounting firm, together and in separate executive sessions, significant financial reporting issues and judgments made in connection with the preparation of the Company’s financial statements, including any significant changes in the Company’s selection or application of accounting principles, any major issues as to the adequacy of the Company’s internal controls or financial reporting processes and any special steps adopted in light of material deficiencies.

•	Discuss separately with the independent registered public accounting firm and Management (as required by Statement on Auditing Standard No. 61) matters relating to the conduct of the audit, including any difficulties encountered in the course of the audit work, any restrictions on the scope of the activities or access to requested information, and any significant disagreements between the independent registered public accounting firm and Management.

•	Consider and approve, if appropriate, major changes to the Company’s auditing and accounting principles and practices as suggested by the independent registered public accounting firm or Management.

•	Review and discuss reports from the independent registered public accounting firm on:

•	All critical accounting policies and practices to be used.

•	All alternative treatments of financial information within generally accepted accounting principles (“GAAP”) that have been discussed with Management, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent registered public accounting firm.

•	Other material written communications between the independent registered public accounting firm and Management, such as any management letter or schedules of the unadjusted differences.

•	Discuss with Management and the independent registered public accounting firm the effect of regulatory and accounting initiatives as well as off-balance sheet structures on the Company’s financial statements.

•	Periodically review with the independent registered public accounting firm and financial and accounting personnel, the adequacy and effectiveness of the accounting and financial controls and reporting processes of the Company, and elicit any recommendations offered for the improvement of such internal control procedures or particular areas where new or more detailed controls or procedures are desirable. Particular emphasis should be given to the adequacy of such internal controls to expose any payments, transactions or procedures that might be deemed illegal or otherwise improper. Further, the Committee periodically should review Company policy statements to determine their adherence to the Company’s Code of Ethics, as and when adopted by the Board.

•	Discuss with Management and the independent registered public accounting firm the Company’s major financial risk exposures (including potential or pending litigation) and steps Management has taken to monitor and control such exposures, including the Company’s risk assessment and risk management policies.

•	Discuss with or obtain reports from Management and corporate counsel confirming that the Company is in conformity with applicable legal requirements relating to financial and accounting matters and the Company’s Code of Ethics, as and when adopted by the Board. Review reports and disclosures on insider and affiliated party transactions. Advise the Board with respect to the Company’s policies and procedures regarding compliance with applicable laws and regulations relating to financial and accounting matters and with the Company’s Code of Ethics, as and when adopted by the Board.

•	Investigate any matter brought to its attention within the scope of its duties.

•	On an annual basis, evaluate the performance of the Committee in light of its purpose.

•	Establish procedures for the confidential, anonymous submission of employee concerns regarding questionable accounting or auditing matters and for receiving, retaining and addressing complaints concerning accounting, internal audit controls and other auditing matters.

•	Discuss with the Company’s counsel legal matters that may have a material impact on the financial statements or the Company’s compliance policies.

•	Have full access to the Company’s executives, personnel and advisors as necessary to carry out its responsibilities.

•	Submit the minutes of all meetings of the Committee to the Board and discuss, through its Chairman, the matters discussed at each Committee meeting with the Board.

•	Review the results of the annual audits of member reimbursements, director’s and officer’s expense accounts and Management perquisites prepared by the internal auditor and the independent registered public accounting firm, respectively.

•	Perform any other activities consistent with this Charter, the Company’s Bylaws and governing law as the Committee or the Board deems necessary or appropriate.

6.	MINUTES.
      The Committee will maintain written minutes of its meetings, which minutes will be filed with the minutes of the meetings of the Board.

7.	COMPENSATION.
      Members of the Committee will be eligible to receive fees or other compensation for their service as Committee members as determined by the Board. Changes in such compensation will be determined by the Board in its sole discretion.

8.	DELEGATION OF DUTIES.
      Subject to the Company’s Certificate of Incorporation and Bylaws and applicable laws and rules of markets in which the Company’s securities then trade, in fulfilling its responsibilities, the Committee shall be entitled to delegate any or all of its responsibilities to a subcommittee of the Committee.

9.	LIMITATION OF THE AUDIT COMMITTEE’S ROLE.
      While the Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Committee to plan or conduct audits or to determine that the Company’s financial statements and disclosures are complete and accurate and are in accordance with GAAP and applicable rules and regulations. Management is responsible for the preparation, presentation and integrity of the Company’s financial statements and for the appropriateness of the accounting principles and reporting policies that are used by the Company.
      The independent registered public accounting firm are responsible for auditing the Company’s financial statements and for reviewing the Company’s unaudited interim financial statements.

APPENDIX B
CHARTER FOR THE
NOMINATION AND GOVERNANCE COMMITTEE
OF
CYTRX CORPORATION
(As adopted by the Board of Directors as of November 2, 2004)

1.	PURPOSE.
      The purpose of the Nomination and Governance Committee (the “Committee”) of the Board of Directors (the “Board” and, each member of the Board, a “Director”) of CytRx Corporation (the “Company”) is to assist the Board in discharging its duties relating to corporate governance and the composition and evaluation of the Board.

2.	STATEMENT OF POLICY.
      The Committee’s primary duties and responsibilities are to:

•	Identify individuals qualified to become Directors.

•	Select, or recommend to the Board, nominees for each election of Directors.

•	Develop and recommend to the Board criteria for selecting qualified Director candidates.

•	Consider qualifications, appointment and removal of members of each committee of the Board.

•	Regularly review and advise the Board with respect to corporate governance principles and policies applicable to the Company.

•	Provide oversight in the evaluation of the Board and each committee of the Board.
      The Committee will fulfill these responsibilities by carrying out the activities enumerated in Section 5 of this Charter. The Committee may augment the activities defined by Section 5 at its discretion in order to comply with the requirements of the Sarbanes-Oxley Act, the requirements of Nasdaq and the Securities and Exchange Commission (the “SEC”) and any other applicable laws and regulations.

3.	COMPOSITION.
      The Committee shall consist of at least three (3) but not more than five (5) directors, each of whom will be an “independent director” within the meaning of the applicable Nasdaq rules and any rule or regulation prescribed by the SEC now or in the future.
      The members of the Committee, including its Chair, will be appointed annually by the Board. Committee members will serve at the discretion of the Board.

4.	MEETINGS.
      The Committee shall meet four (4) times annually, or more frequently, as circumstances dictate. A meeting may be called by the Chair or at the direction of the Chair at the request of any member of the Committee. The Committee may meet in person or by phone and shall have the authority to act by written consent. A majority of the total authorized number of members of the Committee will constitute a quorum at all Committee meetings, and the affirmative vote or written consent of a majority of the authorized number of members shall be necessary and sufficient to take any Committee action.
      All non-employee Directors may attend and observe meetings of the Committee. In such case, however, any Director who is not a member of the Committee shall neither participate in any discussion or deliberation at such meeting unless the Committee so requests and, in no event, shall any Director who is not a member of the Committee be entitled to vote on any Committee matters.

      The Committee may request any officer or employee of the Company or the Company’s outside counsel to attend a meeting of the Committee or meet with any members of, or consultants to, the Committee.

5.	COMMITTEE RESPONSIBILITIES AND AUTHORITY.
      Pursuant to the Committee’s purpose, the Committee shall:

•	Oversee the Company’s corporate governance practices and develop and recommend to the Board a set of Corporate Governance Guidelines.

•	Review and recommend to the Board the creation of and amendments to the Company’s corporate governance documents. Those documents include, without limitation, the Company’s Bylaws, Certificate of Incorporation, charters of the committees of the Board (including this Charter), the Company’s Code of Business Conduct and Ethics and Corporate Governance Guidelines.

•	Review and make appropriate recommendations to the Board regarding the Board and the Board’s committee structure.

•	Assist the Board to identify qualified Director candidates, select nominees for election as Directors at meetings of stockholders and select candidates to fill vacancies on the Board. In connection with the identification and recommendation of Board candidates, the Committee shall develop criteria to be used in making such recommendations and shall present such criteria to the Board. Such criteria may include, without limitation:

•	personal and professional integrity, ethics and values;

•	prior experience in corporate management — for example, serving as an officer of a publicly held company;

•	experience in the Company’s industry;

•	experience as a board member of other publicly held companies;

•	ability to make independent analytical inquiries;

•	academic expertise in an area of the Company’s operations;

•	practical and mature business judgment; and

•	ability to attend scheduled and special meetings of the Board and committees of the Board.

•	Have the sole authority, in connection with the identification of qualified Director candidates, to retain and terminate any search firm for such purpose (including the authority to approve any such firm’s fees and other retention terms).

•	Create and recommend to the Board a policy regarding the consideration of Director candidates recommended by stockholders and procedures for stockholders’ submission of nominees of Director candidates.

•	Have full access to the Company’s executives, personnel and advisors as necessary to carry out its responsibilities.

•	On an annual basis, review and evaluate the performance of the Board, and each Director, in connection with determining whether to nominate Directors for reelection at the end of their terms. In connection therewith, the Committee shall consider and may recommend the removal of a Director, in accordance with the terms of the Company’s Certificate of Incorporation, Bylaws and Corporate Governance Guidelines (including the use of criteria similar to those set forth above).

•	Establish criteria for the Board and for all committees (including the Committee) to use to evaluate their performance on annual basis.

•	On an annual basis, oversee the Board’s evaluation of its own performance.

•	On an annual basis, evaluate the performance of the Committee in light of its purpose and the criteria established for the evaluation of Board committees.

•	Review this Charter at least annually, as conditions dictate, and recommend any changes to the Board.

•	Oversee developments related to corporate governance and advise the Board in connection therewith.

•	Report to the Board on the major items covered at each Committee meeting.

•	Investigate any matter brought to its attention within the scope of its duties.

•	Have the authority, to the extent it deems necessary or appropriate, to retain legal or other advisors. In the event that the Committee chooses to engage any such advisors, the Company shall provide appropriate funding, as determined by the Committee, for the payment of such advisors.

•	Perform any other activities consistent with this Charter, the Company’s Bylaws and governing law as the Committee or the Board deems necessary or appropriate.

6.	MINUTES.
      The Committee will maintain written minutes of its meetings, which minutes will be filed with the minutes of the meetings of the Board.

7.	COMPENSATION.
      Members of the Committee will be eligible to receive fees or other compensation for their service as Committee members as determined by the Board. Changes in such compensation will be determined by the Board in its sole discretion.

8.	DELEGATION OF DUTIES.
      Subject to the Company’s Certificate of Incorporation and Bylaws and applicable laws and rules of markets in which the Company’s securities then trade, in fulfilling its responsibilities, the Committee shall be entitled to delegate any or all of its responsibilities to a subcommittee of the Committee.

APPENDIX C
AMENDMENT TO
RESTATED CERTIFICATE OF INCORPORATION
OF
CYTRX CORPORATION
      FOURTH: The total number of shares of all classes of stock that the corporation shall have the authority to issue is One Hundred Thirty Million (130,000,000), of which One Hundred Twenty-Five Million (125,000,000) shall be common stock, par value $.001 per share (the “Common Stock”), and Five Million (5,000,000) shall be preferred stock, par value $.01 per share (the “Preferred Stock”).
      The Board of Directors is hereby authorized, subject to any limitations prescribed by law, to provide for the issuance of the shares of Preferred Stock in series, and by filing a Certificate pursuant to the applicable law of the State of Delaware (hereinafter referred to as a “Preferred Stock Designation”), to establish from time to time the number of shares to be included in each such series, and to fix the designations, powers, preferences, and rights of the shares of each such series, any qualifications, limitations or restrictions thereof.

C-1

PROXY

11726 San Vicente Boulevard, Suite 650
Los Angeles, California 90049

Annual Meeting of Stockholders

     The undersigned stockholder of CytRx Corporation (the “Company”), hereby revokes all prior proxies and constitutes and appoints Steven A. Kriegsman and Benjamin S. Levin, or either one of them, each with full power of substitution, to vote the number of shares of common stock of the Company that the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders to be held at the Hotel Bel Air, 701 Stone Canyon Road, Los Angeles, California, on Monday, July 18, 2005, at 10:00 a.m., local time, or at any postponement or adjournment thereof (the “Annual Meeting”), upon the proposals described in the Notice of Annual Meeting of Stockholders and Proxy Statement, both dated June 7, 2005, the receipt of which is acknowledged, in the manner specified below:

I.	Election of Directors. On the proposal to elect as directors the following nominees for Class II directors to serve until the 2008 Annual Meeting of Stockholders of the Company and until their respective successors are duly elected and qualified:

Steven A. Kriegsman	-	For	☐	Withhold Authority	☐

Marvin R. Selter	-	For	☐	Withhold Authority	☐

Richard L. Wennekamp	-	For	☐	Withhold Authority	☐

II.	Amendment to Restated Certificate of Incorporation. On the proposal to approve the Amendment to the Company’s Restated Certificate of Incorporation to increase the authorized number of shares of common stock from 100,000,000 to 125,000,000:

For	☐	Against	☐	Abstain	☐

III.	Appointment of Independent Registered Public Accounting Firm. On the proposal to ratify the appointment of BDO Seidman, LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2005:

For	☐	Against	☐	Abstain	☐

     This Proxy, if properly executed and returned prior to the Annual Meeting, will be voted in the manner directed above. If no direction is made, this Proxy will be voted “FOR” Proposals I, II and III and with discretionary authority on all other matters that may properly come before the Annual Meeting or any adjournment or postponement thereof.

     Please sign this Proxy exactly as your name appears on your stock certificate and date it below. Where shares are held jointly, each stockholder must sign. When signing as executor, administrator, trustee, or guardian, please give your full title as such. If a corporation, please sign using the full corporate name by president or other authorized officer, indicating the officer’s title. If a partnership, please sign in the partnership’s name by an authorized person.

Shares Held:

Signature of Stockholder		Signature of Stockholder (if held jointly)

Dated:	, 2005	Dated:	, 2005

THIS PROXY IS SOLICITED ON BEHALF OF CYTRX CORPORATION’S BOARD OF
DIRECTORS AND MAY BE REVOKED BY THE STOCKHOLDER PRIOR TO ITS EXERCISE.